EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2014 Results

MENLO PARK, Calif., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended January 2, 2015.

For the 13-week fourth quarter of 2014, revenues before reimbursements were $69,647,000, as compared to $69,036,000 in the 14-week fourth quarter of 2013. Total revenues were $73,611,000, as compared to $72,772,000 in the same period one year ago.

Net income for the fourth quarter increased 6% to $9,243,000, as compared to $8,722,000 in the fourth quarter of 2013. Earnings per diluted share increased 8% to $0.68, as compared to $0.63 in the same quarter in 2013. EBITDA1 increased 8% to $17,219,000, as compared to $15,906,000 in the same period one year ago.

For the 52-week fiscal year 2014, revenues before reimbursements increased 3% to $289,209,000, as compared to $280,043,000 in the 53-week fiscal year 2013. Total revenues for 2014 were $304,704,000, as compared to $296,168,000 in 2013.

Net income for fiscal year 2014 increased 5% to $40,701,000, as compared to $38,640,000 in fiscal year 2013. Earnings per diluted share increased 7% to $2.94, as compared to $2.76 in 2013. For the year, EBITDA1 increased 6% to $73,219,000, as compared to $68,769,000 one year ago.

For fiscal year 2014, Exponent repurchased $30.9 million of common stock, and paid dividends of $13.1 million. The Company closed the year with $154.4 million in cash, cash equivalents and short-term investments.

"We are pleased to have delivered revenue growth, increased profitability and improved utilization for the quarter and fiscal year, particularly considering one less week of activity in 2014 than in the comparable periods," commented Dr. Paul Johnston, President and CEO. "For the year, we had notable performances from our material science, biomedical, polymer science, human factors, and construction consulting practices, as well as our environmental group.

"In 2014, we saw our reactive business grow as we were called upon to perform high profile accident and failure investigations, as well as evaluate potentially significant product recalls. We also continue to see expansion of our proactive business in design evaluations of consumer electronics and medical devices, as well as regulatory consulting for the chemicals and food industries.

"Looking forward, we expect 2015 growth in revenues before reimbursements to be in the low to mid-single digits and the EBITDA1 margin to be approximately flat with the 25% we achieved in 2014. Our underlying growth remains in the high single digits but will be partially offset by a significant decline in defense work and a major project stepping down in the second half of 2015.

"As we enter 2015, we remain optimistic about our business and believe we can continue to expand our unique market position in assessing the reliability, safety, human health and environmental issues of increasingly complex technologies, products, and processes. We are confident in our ability to generate long-term shareholder value and as a result, we are raising our dividend payment in 2015 while also continuing to repurchase shares," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, February 4, 2015, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing 888-576-4398 or 719-785-1765. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 888-203-1112 or 719-457-0820, and entering passcode 8129029#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years, it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. The Private Securities Litigation Reform Act of 1995 subject to the safe harbor creates such forward-looking statements. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 2, 2015 and January 3, 2014
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 2,	January 3,	January 2,	January 3,
	2015	2014	2015	2014
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)

Revenues
Revenues before reimbursements	$ 69,647	$ 69,036	$ 289,209	$ 280,043
Reimbursements	3,964	3,736	15,495	16,125

Revenues	73,611	72,772	304,704	296,168

Operating expenses
Compensation and related expenses	44,678	46,289	183,533	184,084
Other operating expenses	6,803	6,505	26,285	25,299
Reimbursable expenses	3,964	3,736	15,495	16,125
General and administrative expenses	4,033	3,900	15,842	14,714

	59,478	60,430	241,155	240,222

Operating income	14,133	12,342	63,549	55,946

Other income
Interest income, net	33	32	150	127
Miscellaneous income, net	1,661	2,280	4,266	7,872
	1,694	2,312	4,416	7,999

Income before income taxes	15,827	14,654	67,965	63,945

Income taxes	6,584	5,932	27,264	25,305

Net income	$ 9,243	$ 8,722	$ 40,701	$ 38,640

Net income per share:
Basic	$ 0.70	$ 0.64	$ 3.02	$ 2.84
Diluted	$ 0.68	$ 0.63	$ 2.94	$ 2.76

Shares used in per share computations:
Basic	13,293	13,556	13,455	13,616
Diluted	13,659	13,949	13,833	14,025

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 2, 2015 and January 3, 2014
(unaudited)
(in thousands)

	January 2,	January 3,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 129,490	$ 122,948
Short-term investments	24,913	33,171
Accounts receivable, net	86,368	76,980
Prepaid expenses and other assets	14,727	10,450
Deferred income taxes	11,002	8,135
Total current assets	266,500	251,684
Property, equipment and leasehold improvements, net	28,264	28,721
Goodwill	8,607	8,607
Other assets	61,928	55,154
	$ 365,299	$ 344,166

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 8,935	$ 8,442
Accrued payroll and employee benefits	62,184	56,934
Deferred revenues	8,226	6,771
Total current liabilities	79,345	72,147
Other liabilities	39,607	34,628
Deferred rent	2,059	2,332
Total liabilities	121,011	109,107

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	160,225	141,250
Accumulated other comprehensive (loss) income	(904)	109
Retained earnings	246,961	226,040
Treasury stock, at cost	(162,010)	(132,356)
Total stockholders' equity	244,288	235,059
	$ 365,299	$ 344,166

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 2, 2015 and January 3, 2014
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	January 2,	January 3,	January 2,	January 3,
	2015	2014	2015	2014
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)

Net Income	$ 9,243	$ 8,722	$ 40,701	$ 38,640

Add back (subtract):

Income taxes	6,584	5,932	27,264	25,305
Interest income, net	(33)	(32)	(150)	(127)
Depreciation and amortization	1,425	1,284	5,404	4,951

EBITDA (1)	17,219	15,906	73,219	68,769

Stock-based compensation	2,494	2,336	13,079	13,168

EBITDAS (1)	$ 19,713	$ 18,242	$ 86,298	$ 81,937

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.